EXHIBIT 10.1

Tim Dohse, CEO (928) 360-8794 timdohse@hotmail.com

November 19, 2020

Tautachrome Inc.

1846 E Innovation Park Drive

Oro Valley, AZ 85755

Dear Dr. Leonard,

Re: Waiver of Annual Fees

Reference is made to the written technology license granted by Arknet Inc., an Arizona corporation (“Arknet”), to Tautachrome Inc., a Delaware corporation (“Tautachrome”), on or about October 17, 2018 (such license, the “License”), which permits Tautachrome to develop Licensed Products (as that term is defined in the License).

As you are aware, under the terms of the License, Tautachrome is obligated to pay Arknet certain fees each year under the License (the “Annual Fees”), which, to date, remain unpaid.

Arknet recognizes the importance of Tautachrome’s technology development with respect to Licensed Products, and considers such work to be essential to the optimal, most efficient path towards their successful global rollout. Arknet is willing to enable Tautachrome to focus all of its resources on such development.

Arknet therefore makes the following offer to Tautachrome, which offer is open for acceptance until 5:00 p.m. MT on November 20, 2020:

1. Arknet will waive its right to collect the Annual Fees under the License until such date as Tautachrome’s aggregate gross revenue from Licensed Products exceeds $500 million (such date, the “Due Date”). This waiver will not affect Arknet’s entitlement to the Annual Fees, which will continue to accrue and be owing by Tautachrome under the License.

2. As consideration for the above-described waiver, Tautachrome will pay Arknet interest on all unpaid and owing Annual Fees, at the rate of 1% per annum, compounded annually and calculated from the date on which such Annual Fees are due under the License.

3. All unpaid and owing Annual Fees together with all accrued and unpaid interest thereon will be due and payable by Tautachrome on the Due Date.

4. Unless expressly modified by this Letter, all terms of the License shall remain unchanged for the duration of its term.

If Tautachrome agrees to the above, please sign one copy of this letter in the space provided below and return it to me at the above address. By countersigning this letter, Tautachrome hereby irrevocably and unconditionally agrees to the foregoing.

This letter may be executed in counterparts and may be delivered by scanned format through email transmission, and all such counterparts shall constitute one and the same instrument.

No amendment, waiver or modification of this letter shall be effective without an instrument in writing executed by all parties hereto.

Sincerely,

ARKNET INC.

By:	/s/ Tim Dohse
Tim Dohse, CEO

ACCEPTED AND AGREED
TAUTACHROME INC.

By:	/s/ Jon N. Leonard
Jon N. Leonard, CEO

Arknet, Inc.	1846 E Innovation Park Drive	Oro Valley, Arizona 85755